As filed with the Securities and Exchange Commission on March 3, 2011
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRANITE CONSTRUCTION INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0239383 (IRS Employer Identification No.)

Terry K. Eller
Vice President, General Counsel and Secretary
Granite Construction Incorporated	Granite Construction Incorporated
585 West Beach Street	585 West Beach Street
Watsonville, California 95076	Watsonville, California 95076
Telephone: (831) 724-1011	Telephone: (831) 724-1011
(Address, including zip code, and telephone number, including area	(Name, address, including zip code, and telephone number,
code, of registrant’s principal executive offices)	including area code, of agent for service)

Copies to:
Mark E. Betzen
Anna Marie Dempsey
Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Telephone: (214) 220-3939
Facsimile: (214) 969-5100
     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☑
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Calculation of Registration Fee

		Proposed maximum	Proposed maximum
Title of shares	Amount to be	Aggregate price per	aggregate offering	Amount of
to be registered	registered[1]	unit[2]	price	registration fee
Common Stock par value $0.01, per share	3,000,000 Shares	$28.05	$84,150,000	$9,770

1	Represents shares issuable pursuant to the Company’s Amended and Restated Dividend Reinvestment Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional securities that may be offered or issued under the Company’s Amended and Restated Dividend Reinvestment Plan.

2	Estimated pursuant to Rule 457(c) solely for purposes of determining the registration fee. The $28.05 price is based upon the average of the high and low prices of the Common Stock on February 25, 2011, as reported on the New York Stock Exchange.

GRANITE CONSTRUCTION INCORPORATED
AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN
3,000,000 SHARES
COMMON STOCK
          Granite Construction Incorporated, a Delaware corporation, is one of the nation’s largest heavy civil contractors, operating nationwide and serving both public and private sector clients. With this prospectus, we are offering participation in our Amended and Restated Dividend Reinvestment Plan to holders of our common stock. The Amended and Restated Dividend Reinvestment Plan is a simple, convenient and low-cost means of investing in our common stock.
PLAN HIGHLIGHTS
•	You may participate in the Plan if you currently own shares of our common stock.

•	Once you are enrolled in the Plan, you may buy additional shares of our common stock by automatically reinvesting all or a portion of the cash dividends paid on your shares of common stock. To participate in the Plan, you must hold and elect to reinvest the dividends on a minimum of one share of our common stock.
          Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive cash dividends, if and when declared by our board of directors, in the usual manner.
          The Plan may purchase common stock directly from us, in the open market or in privately negotiated transactions with third parties, in each case, as determined by us. The price of each share of our common stock purchased under the Plan will be 100% of market value, determined as provided in the Plan.
          Investing in our common stock involves risks. See “Risk Factors” on page 1 of this prospectus.
          Our shares of common stock are traded on the New York Stock Exchange under the ticker symbol “GVA.” The last reported sale price of our common stock on The New York Stock Exchange on March 1, 2011 was $27.99.
          The address of our principal executive offices is 585 West Beach Street, Watsonville, CA 95076, and the telephone number at that location is (831) 724-1011.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 3, 2011.

-i-

ABOUT THIS PROSPECTUS
          This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”), relating to the shares of our common stock offered under our Amended and Restated Dividend Reinvestment Plan. You should read this prospectus together with the information incorporated herein by reference, as described under the heading “Incorporation of Certain Documents by Reference.”
          You should rely only on the information that we have provided or incorporated by reference in this prospectus. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus is accurate on any date subsequent to the date set forth of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.
          When used in this prospectus, references to the “Company,” “we,” “us” and “our” refer to Granite Construction Incorporated and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.
RISK FACTORS
          We operate in a highly competitive environment in which there are numerous factors which can influence our business, financial position or results of operations and which can also cause the market value of our securities to decline. Many of these factors are beyond our control and, therefore, are difficult to predict. You should carefully review the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and, if applicable, in our subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference. Each of these risk factors could affect us, our business or our industry, and could have a material adverse impact on our financial results or cause the market price of our common stock to fluctuate or decline. However, there may be additional risks and uncertainties not currently known to us or that we presently deem immaterial that could also affect our business operations and the market value of our securities.
          In addition, there are risks associated with participation in the Plan. You will not know the price of the shares you are purchasing under the Plan at the time you elect to have your dividends reinvested. The price of our common stock may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. If you instruct the Administrator to sell shares under the Plan, you will not be able to direct the time and price at which your shares are sold. The price of our shares may decline between the time you decide to sell share and the time of actual sale. If you decide to withdraw from the Plan, the Administrator will continue to hold your shares in book-entry form unless you request a certificate for whole shares credited under the Plan. If you request a certificate, the market price of our shares may decline between the time you make the request and the time you receive the certificate.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus and the documents incorporated by reference contain forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the sections entitled, “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the Commission.
          Any statements contained in this prospectus or the documents incorporated by reference that are not based on historical facts, including statements regarding possible future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as future, outlook, assumes, believes, expects, estimates, anticipates, intends, plans, appears, may, will, could, should, would, continue, and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which would result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flow and liquidity. Risks, uncertainties and other factors that might cause or contribute to such differences include, but are not limited to, those discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q and any amendments thereto filed with the Commission. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements.
          Except as required by law, we assume no obligation to revise or update these forward-looking statements for any reason.

SUMMARY OF THE PLAN
          The following summary of our Amended and Restated Dividend Reinvestment Plan may omit certain information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan. Please see “Terms and Conditions of the Plan.”
ENROLLMENT:
You can participate in the Plan if you currently own shares of our common stock by enrolling online at www.computershare.com/investor and following the instructions provided or by submitting a completed Enrollment Form. You may obtain an Enrollment Form from Computershare Trust Company, N.A., the Plan’s administrator (“Computershare” or the “Administrator”). Please see Question 6 for more detailed information.
REINVESTMENT OF DIVIDENDS:
You can reinvest your cash dividends on all or a portion of your shares of our common stock. You will be able to purchase additional shares of our common stock by reinvesting your dividends, without paying fees. To participate in the Plan, you must hold and elect to reinvest the dividends on a minimum of one share of our common stock. Please see Question 6 for more detailed information.
SOURCE OF SHARES:
The Administrator will purchase shares of our common stock directly from us as original issuance or treasury shares of common stock, in the open market or in privately negotiated transactions with third parties, or a combination thereof, in each case as determined by us. Please see Question 8 for more detailed information.
PURCHASE PRICE:
Under the Plan, the purchase price to you for shares of our common stock that the Administrator purchases directly from us initially will equal 100% of the average of the daily high and low sales price for a share of our common stock reported by the New York Stock Exchange on the applicable investment date, or if no trading occurs in shares of our common stock on the applicable investment date, the average of the daily high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported. Please see Question 8 for more detailed information.
The purchase price to you for shares of common stock purchased in the open market or in privately negotiated transactions with third parties will equal the weighted average purchase price paid by the Administrator for such shares. Please see Question 8 for more detailed information.
TRACKING YOUR INVESTMENT:
You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of the transactions and will indicate the share balance in your Plan account. Please see Question 12 for more detailed information.
ADMINISTRATION:
Computershare will serve as the administrator of the Plan. You should send all correspondence with the administrator to:
Computershare
P.O. Box 43078
Providence, Rhode Island 02940
(if by mail)
or
Computershare
250 Royall Street
Canton, Massachusetts 02021
(if by overnight delivery)

You may call the Administrator at 877-520-8549 (from the United States or Canada) or 732-491-0616 (outside the United States and Canada). Please see Question 4 for more detailed information.
You may also contact the Administrator through its website at www.computershare.com/investor. Please see Question 4 for more detailed information.

TERMS AND CONDITIONS OF THE PLAN
          The following constitutes our Amended and Restated Dividend Reinvestment Plan, as in effect beginning March 3, 2011. All references in this prospectus to “common stock” refer to our common stock, par value $.01 per share.
PURPOSE
1.	WHAT IS THE PURPOSE OF THE PLAN?
          The primary purpose of the Plan is to give holders of record of common stock a convenient and economical way to purchase, by reinvesting all or a portion of their cash dividends on shares of common stock, additional shares of common stock.
PARTICIPATION OPTIONS
2.	WHAT ARE MY INVESTMENT OPTIONS UNDER THE PLAN?
          Once enrolled in the Plan, you may buy shares of common stock through any of the following investment options:
          FULL DIVIDEND REINVESTMENT. You may reinvest cash dividends paid on all of your shares of common stock to purchase additional shares of common stock if you have at least one share of common stock in your Plan account.
          PARTIAL DIVIDEND REINVESTMENT BY PERCENTAGE OF SHARES. You may reinvest cash dividends paid on a percentage of your shares of common stock to purchase additional shares of common stock if you have at least one share of common stock in your Plan account. We will continue to pay you cash dividends on the remaining shares of common stock, when and if declared by our board of directors.
BENEFITS AND DISADVANTAGES
3.	WHAT ARE SOME OF THE BENEFITS AND DISADVANTAGES OF THE PLAN?
          BENEFITS
Before deciding whether to participate in the Plan, you should consider the following benefits of the Plan:
•	There are no costs associated with the Plan that you must pay, except for costs relating to your voluntary sale of shares of common stock or withdrawal from the Plan. Therefore, you will no longer need to pay service or processing fees to purchase common stock in order to reinvest your dividends. Please see the “Plan Service Fees Schedule” attached as Appendix A for a detailed description of the costs for which you will be responsible.

•	You will get the convenience of having all or a portion of your cash dividends automatically reinvested in additional shares of common stock. Since the Administrator will credit fractional shares of common stock to your Plan account, you will receive full investment of your dividends.

•	You will have the option of having your stock certificates held for safekeeping by the Administrator insuring your protection against loss, theft or destruction of the certificates representing your shares of common stock.

•	You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your Plan account, including purchases, sales and latest balances.

•	At any time, you may direct the Administrator to sell or transfer all or a portion of the shares of common stock held in your Plan account.
          DISADVANTAGES
          Before deciding whether to participate in the Plan, you should consider the following disadvantages of the Plan:

•	We may not offer a discount on purchases of common stock made through dividend reinvestments, although we reserve the right to offer any such discount in the future.

•	Without giving you prior notice, we may direct the Administrator to buy shares of common stock under the Plan either directly from us or in the open market or in privately negotiated transactions with third parties.

•	Your reinvestment of cash dividends will result in you being treated for federal income tax purposes as having received a dividend on the dividend payment date (to the extent of our earnings and profits). Such dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay such tax when it becomes due.

•	You may not know the actual number of shares of common stock that the Administrator of the Plan buys for your Plan account until after the applicable Investment Date (as defined in Question 8).

•	Because the Administrator of the Plan will buy shares of common stock for your Plan account at an average price per share, the price paid for such shares on any date may be greater than the price at which shares of common stock are then trading.

•	Sales of shares of common stock held in your Plan account may be delayed.

•	We will not pay interest on funds that we hold pending reinvestment.

•	You may not pledge shares of common stock deposited in your Plan account unless you withdraw such shares from the Plan.
ADMINISTRATION
4.	WHO WILL ADMINISTER THE PLAN?
          ADMINISTRATOR
          Computershare Trust Company, N.A., or such other entity as we may designate, will serve as the Administrator of the Plan. Computershare, a registered transfer agent, will provide certain administrative support to the Administrator. The Administrator (i) acts as your agent, (ii) keeps records of all Plan account, (iii) sends your account statements to you, (iv) buys all shares of common stock under the Plan, (v) sells, at your direction, all shares of common stock under the Plan, and (vi) performs other duties relating to the Plan. You should send all correspondence with the Administrator to:
Computershare
P.O. Box 43078
Providence, Rhode Island 02940
(if by mail)
or
Computershare
250 Royall Street
Canton, Massachusetts 02021
(if by overnight delivery)
          You may call the Administrator at 877-520-8549 (from the United States or Canada) or 732-491-0616 (outside the United States and Canada). An automated telephone system is available 24 hours each day, 7 days each week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m. Eastern Time each business day.
          You may also contact the Administrator through its website at www.computershare.com/investor. Through this website, you can access your share balance, sell shares, request a stock certificate and obtain online forms and other information about your account. The Administrator will respond promptly to messages forwarded on the Internet.

PARTICIPATION
5.	WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?
          For purposes of this section, we generally have based our responses upon the method by which you hold your shares of common stock. Generally, you either are a record owner or a beneficial owner. You are a record owner if you own shares of common stock in your own name. You are a beneficial owner if you own shares of common stock that are registered in a name other than your own (for example, the shares are held in the name of a broker, bank or other nominee). If you are a record owner, you may participate directly in the Plan. If you are a beneficial owner, you will have to either become a record owner by having one or more shares transferred into your own name or coordinate your participation in the Plan through the broker, bank or other nominee in whose name your shares are held.
          You may participate in the Plan if you meet the following requirements:
          MINIMUM OWNERSHIP INTEREST. You may directly join the Plan if you are a registered holder of common stock. If you are a beneficial owner of shares of common stock and wish to participate in the Plan, you either should (1) direct your broker, bank or other nominee in whose name your shares are held to transfer at least one share of common stock to your name or (2) arrange with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf. You must hold at least one share of common stock in your Plan account.
          NON-TRANSFERABILITY OF RIGHT TO PARTICIPATE. You may not transfer your right to participate in the Plan to another person.
          FOREIGN LAW RESTRICTIONS. You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the Plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.
          EXCLUSION FROM PLAN AT OUR ELECTION. Notwithstanding any other provisions in this prospectus, we reserve the right to prevent you from participating in the Plan for any reason. It is in our sole discretion to exclude you from participation in the Plan.
ENROLLMENT
6.	HOW DO I ENROLL IN THE PLAN?
          If you are eligible to participate in the Plan, you may join the Plan at any time. Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate the Plan.
          THE ENROLLMENT FORM. To enroll and participate in the Plan, you must complete the enclosed Enrollment Form and mail it to the Administrator of the Plan at the address set forth in Question 4. If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Enrollment Form. You may also enroll in the Plan by accessing your shareholder account at www.computershare.com/investor.
          However, if you are a beneficial owner (but not a record holder) of common stock and wish to enroll and participate in the Plan with respect to any shares held in this manner, you must either (1) arrange with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf or (2) sign and return the enclosed Enrollment Form and instruct your broker, bank or other nominee in whose name your shares are held to transfer to your name the number of shares of common stock with respect to which you wish to enroll in the Plan (which may not be fewer than one share).
          CHOOSING YOUR INVESTMENT OPTION. When completing the Enrollment Form, you should choose one of the two investment options discussed in Question 2 and repeated below:

          “Full Dividend Reinvestment” — This option directs the Administrator to reinvest the cash dividends paid on all of the shares of common stock owned by you then or in the future in shares of common stock. To participate in the full dividend reinvestment feature of the Plan, you must hold a minimum of one share of common stock in your Plan account.
          “Partial Dividend Reinvestment by Percentage of Shares” — This option directs the Administrator to reinvest cash dividends paid on a percentage of shares of common stock then owned by you in shares of common stock. We will continue to pay you cash dividends on the remaining shares of common stock, when and if declared by our board of directors. To participate in the partial dividend reinvestment feature of the Plan, you must hold a minimum of one share of common stock in your Plan account.
          You should choose your investment option by checking the appropriate box on the Enrollment Form. If you return a properly executed Enrollment Form to the Administrator without electing an investment option, you will be enrolled as having selected Full Dividend Reinvestment.
          The Administrator automatically will reinvest all cash dividends paid on the percentage of common stock that you have designated for participation in the Plan until you indicate otherwise or withdraw from the Plan, or until we terminate the Plan. We will pay to the Administrator dividends on all shares of common stock held in your Plan account based on your election regarding full or partial dividend reinvestment. The Administrator will credit the common stock purchased with your reinvested dividends to your Plan account.
          CHANGING YOUR INVESTMENT OPTION. You may change your investment option by completing and signing a new Enrollment Form and returning it to the Administrator of the Plan, by telephone at the numbers set forth in Question 4 or by accessing your Plan account online at www.computershare.com/investor. The Administrator must receive any such change before the record date for a dividend payment in order for such change to become effective for that dividend payment. The Administrator also must receive any change in the number of shares of common stock that you have designated for partial dividend reinvestment before the record date for a dividend payment in order to reinvest for such new number of shares on the next Investment Date.
7.	WHEN WILL MY PARTICIPATION IN THE PLAN BEGIN?
          The date on which the Administrator receives your properly completed Enrollment Form will determine the date on which the Administrator will buy shares of common stock for your account. If you choose either the full or partial dividend reinvestment option, the Administrator will begin to reinvest dividends with respect to the shares in your Plan account as soon as it is practicable on or after the first Investment Date (as defined in Question 8) to occur after receipt of your Enrollment Form, provided the Administrator receives such Enrollment Form before the record date set for the related dividend payment.
          Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan.
PURCHASES
8.	HOW ARE SHARES PURCHASED UNDER THE PLAN?
          SOURCE OF THE SHARES OF COMMON STOCK. The Administrator will use all dividends reinvested through the Plan to buy shares of common stock directly from us as original issuance or treasury shares of common stock, in the open market or in privately negotiated transactions with third parties, or a combination thereof, in each case at our discretion.
          INVESTMENT DATES. If the Administrator is buying shares of common stock for the Plan directly from us, the investment will occur on the dividend payment date, which we refer to as the “Investment Date.” If the Administrator is buying shares of common stock for the Plan through open market or privately negotiated transactions, the Administrator will reinvest dividends as soon as is practical after the applicable Investment Date.
          In the past, record dates for dividends have preceded the dividend payment dates by approximately three weeks. We historically have paid dividends on or about the fifteenth of each January, April, July and October. We cannot assure you that we will pay dividends according to this schedule in the future, and nothing contained in the Plan obligates us to do so. Neither we nor the Administrator will be liable when conditions, including compliance with the rules and regulations of the Commission, prevent the Administrator from buying shares of common stock or interfere with the timing of such purchases.
          We pay dividends as and when declared by our board of directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends.
          PRICE OF SHARES OF COMMON STOCK. If the Administrator purchases shares of common stock directly from us, the Administrator will pay a price equal to 100% (subject to change) of the average of the daily high and low sales price for a share of common stock reported by the New York Stock Exchange on the applicable Investment Date, or, if no trading occurs in shares of common stock on the applicable Investment Date, the first trading day immediately preceding the Investment Date for which trades are reported, computed to six decimal places, if necessary.
          If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, the price you will pay for the shares will be equal to the weighted average purchase price paid by the Administrator for such shares, computed up to six decimal places, if necessary. The Administrator will purchase such shares as soon as is practical on or after an Investment Date.
          NUMBER OF SHARES TO BE PURCHASED. The Administrator will invest for you the total dollar amount equal to the dividend on all shares of common stock (including fractional shares) held in your Plan account on the applicable record date for which you have requested dividend reinvestment.
          On or as soon as practicable after the applicable Investment Date, the Administrator will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price, computed to the sixth decimal place. The Administrator will deduct from the amount to be invested for you any amount that we are required to deduct for withholding tax purposes.
          ADMINISTRATOR’S CONTROL OF PURCHASE TERMS. With respect to purchases of common stock that the Administrator makes under the Plan, the Administrator, or a broker that the Administrator selects, will determine the following:
•	the exact timing of open market purchases;

•	the number of shares of common stock, if any, that the Administrator purchases on any one day or at any time of that day;

•	the prices for the shares of common stock that the Administrator pays;

•	the markets on which the Administrator makes such purchases; and

•	the persons (including brokers and dealers) from or through which the Administrator makes such purchases.
          COMMINGLING OF FUNDS. When making purchases for an account under the Plan, we or the Administrator may commingle your funds with those of other investors participating in the Plan.
9.	MAY I ELECT TO MAKE ADDITIONAL CASH PAYMENTS TO PURCHASE SHARES OF COMMON STOCK UNDER THE PLAN?
          No. Effective March 3, 2011, the prior plan was amended to eliminate the prior plan’s optional cash investment feature. Under the current Plan, additional cash investments are not permitted.

CERTIFICATES
10.	WILL I RECEIVE CERTIFICATES FOR SHARES PURCHASED?
          SAFEKEEPING OF CERTIFICATES. Unless your shares are held by a broker, bank or other nominee, we will register shares of common stock that the Administrator purchases for your account under the Plan in your name. The Administrator will credit such shares to your Plan account in “book-entry” form. This service protects against the loss, theft or destruction of certificates evidencing shares of common stock.
          You also may send to the Administrator for safekeeping all certificates for shares of common stock which you hold. The Administrator will credit the shares of common stock represented by such certificates to your Plan account in “book-entry” form and will combine such shares with any whole and fractional shares then held in your Plan account. The Administrator automatically will reinvest all dividends on any such shares deposited in accordance with the Plan, unless you have instructed the Administrator otherwise. In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell shares of common stock through the Plan. See Question 11 to learn how to sell your shares of common stock under the Plan.
          To deposit certificates for safekeeping under the Plan, you should send your share certificates, in non-negotiable form, to the Administrator by registered or certified mail, return receipt requested, or some other form of traceable mail, properly insured, at the address specified in Question 4. The certificates should not be endorsed. The Administrator will promptly send you a statement or advice confirming each deposit of your share certificates. You may withdraw any shares deposited for safekeeping by making a request to the Administrator in writing by mail, by telephone or over the Internet.
          ISSUANCE OF CERTIFICATES. Upon your written, telephonic or Internet request to the Administrator, the Administrator will issue and deliver to you a certificate or certificates for all or part of whole shares of common stock credited to your Plan account. The Administrator will not issue certificates for fractional shares of common stock. The Administrator will handle such requests at no cost to you. The Administrator will continue to reinvest dividends or credit any remaining whole or fractional shares of common stock in your Plan account.
          EFFECT OF REQUESTING CERTIFICATES IN YOUR NAME. If you request a certificate for whole shares of common stock held in your Plan account, the Administrator will continue to reinvest all dividends on the shares of common stock for which you requested a certificate so long as such shares remain registered in your name unless you instruct the Administrator otherwise, withdraw from the Plan or the Plan is terminated.
          TRANSFER RESTRICTIONS. You may not pledge shares of common stock credited to your Plan account. If you wish to pledge such shares, you must first withdraw such shares from your Plan account and request that we issue a certificate for such shares in your name. If you wish to sell or transfer shares of common stock credited to your Plan account other than through the methods described in Question 11 and Question 20, you must first withdraw such shares from your Plan account and request that we issue a certificate for such shares in your name.
SALE OF SHARES
11.	HOW DO I SELL SHARES?
          SALE OF SHARES HELD IN YOUR ACCOUNT. You may sell or transfer shares in your Plan account by contacting the Administrator as indicated in Question 4. Shares may be sold, through a market order or a batch order, depending on how the sale request is submitted.
          Market Order. A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor or by calling the Administrator directly at the numbers set forth in Question 4. Market order sale requests received at www/computershare.com/investor or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Administrator’s broker, less a service fee of $25 and applicable processing fees ($0.12 per share as of the of this prospectus).

          Batch Order. A batch order is an accumulation of all sales requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor, by calling Computershare directly at the numbers set forth in Question 4, or in writing by mail. All sales requests received in writing will be submitted as batch order sales. The Administrator will cause your shares to be sold on the open market within five business days of receipt of a request, subject to the limitations described above. To maximize cost savings for batch order sale requests, the Administrator will seek to sell shares in round lot transactions. For this purpose, the Administrator may combine each selling participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling program participant shall be the weighted average sale price obtained by the Administrator’s broker for each aggregate order placed by the Administrator and executed by the broker, less a service fee of $15 and applicable processing fees ($0.12 per share as of the date of this prospectus).
          Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled. Processing fees include any applicable brokerage commissions the Administrator is required to pay. The Administrator may, for various reasons, require a transaction request to be submitted in writing. You should contact the Administrator to determine if your particular request, including any sales request, must be submitted in writing. The Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one other than the Administrator will select the broker(s) or dealer(s) through or from whom sales are to be made. You should be aware that the price of common stock may rise or fall during the period between a request for sale, its receipt by the Administrator and the ultimate sale on the open market. Instructions sent to the Administrator to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can request to transfer the shares to a broker.
          If you sell or transfer only a portion of the shares of common stock in your Plan account, you will remain a participant in the Plan and may continue to reinvest dividends, provided that you maintain the one share minimum dividend reinvestment eligibility threshold in your Plan account. The Administrator will continue to reinvest the dividends on the shares of common stock credited to your Plan account unless you notify the Administrator that you wish to withdraw from the Plan.
          SALE OF FRACTIONAL SHARES HELD IN YOUR ACCOUNT. The Administrator will not sell a fractional share of common stock unless you request that the Administrator sell (or withdraw via a certificate issuance) all shares of common stock held in your Plan account.
          TERMINATION OF YOUR ACCOUNT UPON SALE OF ALL SHARES. If the Administrator sells all shares of common stock held in your Plan account, the Administrator will automatically terminate your account. In such case, you will have to complete and file a new Enrollment Form or enroll online to rejoin the Plan.
REPORTS
12.	HOW WILL I KEEP TRACK OF MY INVESTMENTS?
          Each time the Administrator makes an investment for your account by reinvestment of dividends, the Administrator will send you a detailed statement that will provide the following information with respect to your Plan account:
•	total cash dividends received;

•	total number of shares of common stock purchased (including fractional shares);

•	price paid per share of common stock;

•	date of stock purchases; and

•	total number of shares of common stock in your Plan account.

          You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Plan.
WITHDRAWAL
13.	HOW WOULD I WITHDRAW FROM PARTICIPATION IN THE PLAN?
          HOW TO WITHDRAW FROM THE PLAN. You may withdraw from the Plan at any time. In order to withdraw from the Plan, you must provide written notice by mail or telephonic or Internet notice instructing the Administrator to terminate your Plan account. The Administrator must receive such notice before the record date for any dividend payment in order to terminate your Plan account prior to the related dividend payment date.
          If a notice to withdraw is received by the Administrator on or after the record date for a dividend payment, the Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares on your behalf. If such dividend is reinvested, the Administrator may sell the shares purchased and remit the proceeds to you less any applicable fees, charges and taxes. After processing your request to discontinue dividend reinvestment, any shares credited to your Plan account will continue to be held in book-entry form unless you request that a certificate be issued in respect of shares of common stock. The Administrator will convert to cash any fractional shares held in your account at the time of termination at the then current market price of the common stock and mail you a check for the proceeds, less any applicable fees, charges and taxes. After termination of your Plan account, any cash dividends on any shares held in book-entry form, and on any shares held in certificated form, will be paid in cash.
          COSTS OF WITHDRAWING FROM THE PLAN. The Plan requires you to pay all costs associated with your withdrawal from the Plan. Please see the “Plan Service Fees Schedule” attached as Appendix A hereto for a detailed description of such costs.
          ISSUANCE OF STOCK CERTIFICATES UPON WITHDRAWAL FROM THE PLAN. Upon termination of your Plan account, the Administrator will issue to you stock certificates for any whole shares of common stock in your Plan account if you so request.
          SELLING SHARES UPON WITHDRAWAL FROM PLAN. As an alternative to retaining your shares in book-entry form or receiving stock certificates, upon termination of your Plan account you may request that the Administrator sell all or a portion of the shares of common stock (both whole and fractional) in your Plan account. If you instruct the Administrator only to sell a portion of the shares of common stock in your Plan account, then Administrator will hold the remaining whole shares in book-entry form unless you request that a certificate be issued in respect of shares of common stock. The Administrator will mail to you a check for the proceeds of such sale, less applicable fees, charges and taxes. Please refer to Question 11 for further information regarding how to sell your shares.
          REJOINING THE PLAN AFTER WITHDRAWAL. After you withdraw from the Plan, you may rejoin the Plan at any time by filing a new Enrollment Form with the Administrator or enrolling online at www.computershare.com/investor. However, the Administrator has the right to reject such enrollment if you repeatedly join and withdraw from the Plan, or for any other reason. The Administrator’s exercise of such right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term shareholder investment service.
TAXES
14.	WHAT ARE SOME OF THE TAX CONSEQUENCES OF MY PARTICIPATION IN THE PLAN?
          The following is only a summary of certain of the federal income tax consequences of participation in the Plan. This summary is for general information only and does not constitute tax advice. This summary does not reflect every possible tax outcome or consequence that could result from participation in the Plan. Also, this summary does not discuss your tax consequences if you are not a United States citizen, a resident alien, a U.S. entity or otherwise a U.S. taxpayer. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and the subsequent sale of shares acquired pursuant to the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside of the United States will vary from jurisdiction to jurisdiction.
          REINVESTMENT OF DIVIDENDS PAID ON SHARES OF COMMON STOCK. With respect to shares of common stock that the Administrator purchases from us with cash dividends that you elect to have reinvested under the Plan, you will be treated for federal income tax purposes as having received a distribution (with respect to common stock) equal to the fair market value on the Investment Date of the common stock credited to your Plan account (which should equal the amount of cash dividends that you would have otherwise received, assuming that we have not granted a discount on your purchase of shares of common stock under the Plan), even though you will not receive such distribution in cash. With respect to shares of common stock that the Administrator purchases on the open market with cash dividends that you elect to have reinvested under the Plan, you will be treated for federal income tax purposes as having received a distribution equal to the price paid by the Administrator for such shares of common stock, plus any processing fees (which include any brokerage commissions the Administrator is required to pay) paid by us on your behalf to purchase such shares. For federal income tax purposes, distributions made by us will first be taxable as dividends to the extent of our current and accumulated earnings and profits. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the distribution will be treated as a return of capital to you to the extent of your basis in your shares of common stock, with any excess being taxable to you as gain from the sale of shares of common stock.
          Your tax basis in the shares of common stock acquired for your Plan account generally will equal the total amount of the distribution you are treated as receiving (as described above). Your holding period for such shares generally will begin on the day following the Investment Date for such shares.
          BACKUP WITHHOLDING AND ADMINISTRATIVE EXPENSES. We or the Administrator may be required to deduct as “backup withholding” (based on the current applicable rate) a portion of the dividends that we pay to any shareholder, regardless of whether such dividends are reinvested pursuant to the Plan. Similarly, the Administrator may be required to deduct backup withholding (based on the current applicable rate) from the proceeds of sales of shares of common stock held in your Plan account. You will be subject to backup withholding if:
•	you fail to properly furnish us and the Administrator with your correct tax identification number, or “TIN;”

•	the Internal Revenue Service or any other governmental body or agency notifies us or the Administrator that you have provided an incorrect TIN;

•	the Internal Revenue Service notifies us or the Administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or

•	when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding.
          The backup withholding rate as of the date of this prospectus is 28%.
          Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends which would otherwise be available for reinvestment under the Plan will be reduced by the backup withholding amount. Any amount paid as backup withholding will be creditable against your income tax liability.
          DISPOSITION. When you withdraw shares from the Plan and receive whole shares, you will not realize any taxable income. However, if you receive cash for a fraction of a share, you will be required to recognize gain or loss with respect to such fraction. You also will be required to recognize a gain or loss whenever your shares are sold, whether such shares are sold by the Administrator pursuant to your request or by you after the shares are withdrawn from the Plan. Generally, the amount of such gain or loss that you will be required to recognize will be the difference between the amount that you receive for the shares and your tax basis in those shares.

OTHER PROVISIONS
15.	HOW CAN I VOTE MY SHARES?
          We will send you proxy materials for any meeting of shareholders in order to vote all whole shares of common stock credited to your account. You may vote your shares of common stock either by designating the vote of such shares by proxy or by voting such shares in person at the meeting of shareholders.
16.	WHAT ARE THE COSTS OF THE PLAN?
          We will pay all service and processing fees in connection with the reinvestment of dividends to purchase common stock under the Plan. Processing fees include any brokerage commissions the Administrator is required to pay. You will be responsible for any fees payable in connection with your sale of shares or voluntary withdrawal from the Plan. Please see the “Plan Service Fees Schedule” attached as Appendix A hereto for a detailed description of such costs.
17.	WHAT ARE YOUR AND THE ADMINISTRATOR’S RESPONSIBILITIES?
          We, the Administrator and any of our agents, in administering the Plan, are not liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability (i) arising from the failure to terminate your account upon your death or judgment of incompetence prior to the Administrator’s receipt of notice in writing of such death; (ii) relating to the prices and times at which the Administrator buys or sells shares of common stock for your account; or (iii) relating to any fluctuation in the market value of the common stock.
          We, the Administrator and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable laws, including federal securities laws. None of our directors, officers or shareholders shall have any personal liability under the Plan.
18.	HOW WILL A STOCK SPLIT AFFECT MY PLAN ACCOUNT?
          Any shares of common stock distributed by us as a result of a stock dividend on shares credited to your Plan account will be credited to your Plan account. In order for the Administrator to calculate the number of shares to be added to each Plan account, the Administrator may curtail or suspend transaction processing for a short time after the record date of such action.
19.	CAN I PLEDGE MY SHARES UNDER THE PLAN?
          You may not pledge any shares of common stock credited to your Plan account. Any such pledge will be void. If you wish to pledge your shares of common stock, you first must withdraw such shares from the Plan. See Question 13 to learn how to withdraw from participation in the Plan.
20.	HOW CAN I TRANSFER MY SHARES?
          You may transfer ownership of all or part of the shares of common stock held in your Plan account through gift, private sale or otherwise by mailing to the Administrator, at the address in Question 4, a properly executed stock assignment, along with a letter with specific instructions regarding the transfer. You also must mail to the Administrator a Form W-9 (Certification of Taxpayer Identification Number) completed by the person to whom you are transferring your shares. You also may transfer ownership of all or part of the shares of common stock held in your Plan account into the Plan account of another person within the Plan. To complete such a transfer, you must mail to the Administrator a letter with specific instructions regarding the transfer.
21.	CAN THE PLAN BE AMENDED, MODIFIED, SUSPENDED OR TERMINATED?
          Although we expect to continue the Plan indefinitely, we reserve the right to amend, modify, suspend or terminate the Plan in any manner at any time. We will notify you in writing of any modifications made to the Plan.
          From time to time, the Administrator may close any participant’s Plan account that contains less than one whole share of Common Stock. Any fractional share will be sold at the then current market price of the common stock and a check for the sale proceeds less applicable fees, charges and taxes will be mailed to the participant’s address of record. All future dividends on shares registered in the participant’s name will be paid in cash.
22.	WHAT HAPPENS IF YOU TERMINATE THE PLAN?
          If we terminate the Plan, whole shares will continue to be held in book-entry form in your shareholder account or distributed in certificated form at our sole discretion. The Administrator will mail you a check for the proceeds of any fractional share valued at the then current market price, less any applicable fees, charges and taxes. You will receive a certificate for all whole shares of common stock held in your Plan account and a check representing the value of any fractional share of common stock valued at the then current market price and any uninvested dividends held in your account.
23.	ARE THERE ANY RISKS ASSOCIATED WITH THE PLAN?
          Other than as stated herein, your investment in shares purchased under the Plan is no different from any investment in shares that you hold directly. Neither we nor the Administrator can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the market price with respect to shares of common stock purchased under the Plan.
24.	HOW WILL YOU INTERPRET AND REGULATE THE PLAN?
          We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary to carry out the Plan. As a participant in the Plan, you will be bound by any such actions taken by us or the Administrator.
25.	WHAT LAW GOVERNS THE PLAN?
          The laws of the State of Delaware will govern the terms, conditions and operation of the Plan.
26.	WHERE WILL NOTICES BE SENT?
          The Administrator will address all of its notices to you at your last known address. You should notify the Administrator promptly in writing of any change of address.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the Commission. We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information filed with the Commission, at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission, where our Commission filings are also available. The address of the Commission’s website is www.sec.gov. We maintain a website at www.graniteconstruction.com. Information contained in or accessible through our website does not constitute a part of this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          The Commission allows us to “incorporate by reference” information we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2010; and

(2)	The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on April 21, 1997, including any amendment or report filed for the purpose of updating such description.
          All documents filed by us pursuant to Section 13(a),13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the filing hereof and prior to the termination of this offering (other than current reports or portions thereof furnished under items 2.02 or 7.01 of Form 8-K) shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
          You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or telephoning our executive offices at the following address:
Granite Construction Incorporated
Investor Relations Department
P.O. Box 50085
Watsonville, California 95077-5085
(831) 724-1011
(831) 761-7871 (Facsimile)
USE OF PROCEEDS
          We will receive proceeds from the sale of shares of common stock that the Administrator purchases directly from us. We will not receive proceeds from the sale of common stock that the Administrator purchases in the open market or in privately negotiated transactions. We will use the proceeds from the sale of shares of common stock that the Administrator purchases directly from us for general corporate purposes. We have no basis for estimating either the number of shares of common stock or the prices of such shares that we will sell in connection with the Plan.
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
          Our articles of incorporation and bylaws, and agreements we have entered into with our directors and officers, contain certain provisions to indemnify our directors and officers against liability incurred by them as a result of their service in those capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
PLAN OF DISTRIBUTION
          Except to the extent the Administrator purchases shares of common stock in the open market or in privately negotiated transactions with third parties, we will sell directly to the Administrator the shares of common stock acquired under the Plan. Such shares may be resold in market transactions on any national securities exchange on which shares of common stock trade or in privately negotiated transactions. The common stock currently is listed on the New York Stock Exchange.
          Subject to the availability of shares of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. We will pay all trading fees and service charges in connection with the reinvestment of dividends to purchase common stock under the Plan. You will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.
LEGAL MATTERS
          The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Jones Day, Dallas, Texas.
EXPERTS
          The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Granite Construction Incorporated for the year ended December 31, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

APPENDIX A
PLAN SERVICE FEES SCHEDULE

Enrollment Fee	No Charge
Reinvestment of Dividends	No Charge
Market Order Sale of Shares (partial or full)*
Service Fee	$25.00 per sale transaction
Processing Fee	$0.12 per share
Batch Order Sale of Shares (partial or full)*
Service Fee	$15.00 per sale transaction
Processing Fee	$0.12 per share
Gift or Transfer of Shares	No Charge
Safekeeping of Stock Certificates	No Charge
Certificate Issuance	No Charge
Duplicate Statements
Current Year	No Charge
Prior Year(s)	$20.00 per year requested

*	The Administrator will deduct the applicable fees from the proceeds from sale. All fees set forth above are subject to change following appropriate notice to Participants.
Processing fees include any brokerage commissions the Administrator is required to pay.
WE RESERVE THE RIGHT TO AMEND OR MODIFY THIS PLAN SERVICE FEES SCHEDULE AT ANY TIME.

A-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.

Estimate of expenses of issuance and distribution
Registration Fee	$9,770
Cost of Printing*	5,000
Legal Fees*	10,000
Accounting Fees*	7,000
Blue Sky Fees and Expenses*	0
NYSE Listing Fees*	0
Miscellaneous*	230

Total	$32,000

*	Estimated solely for purposes of this filing.
Item 15. Indemnification of Directors and Officers.
          Section 102(b) of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. While this statute does not change a director’s fiduciary duties, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute does not eliminate monetary damages for, and otherwise has no effect on, a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its certificate of incorporation, as amended (the “Certificate of Incorporation”), which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages.
          Section 145 of the DGCL provides for the indemnification of officers, directors, employees and agents of a corporation. The amended bylaws of the Company (the “Bylaws”) provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted by under Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Bylaws also empower the Company to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and certain of its executive officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Company maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by breach of duty or other wrongful act.
          Section 145 of the DGCL, the Bylaws and our indemnification agreements provide for indemnification in terms that may be sufficiently broad to indemnify covered individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
          The foregoing discussion of the Certificate of Incorporation, Bylaws, indemnification agreements and Sections 102(b) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation, Bylaws, the indemnification agreements and the DGCL.

II-1

Item 16. Exhibits.

Exhibit No.	Description of Exhibit
5.1	Opinion of Jones Day.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature pages).
Item 17. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Watsonville, State of California, on March 3, 2011.

GRANITE CONSTRUCTION INCORPORATED
By:	/s/ Terry K. Eller
Terry K. Eller
Vice President, General Counsel and Secretary

SIGNATURES AND POWER OF ATTORNEY
          The officers and directors of Granite Construction Incorporated, whose signatures appear below, hereby constitute and appoint James H. Roberts and Terry K. Eller, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-3, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his or her substitutes, shall do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 3, 2011.

Signature	Title

/s/ William H. Powell William H. Powell	Chairman of the Board

/s/ James H. Roberts James H. Roberts	President and Chief Executive Officer (Principal Executive Officer)

/s/ Laurel J. Krzeminski Laurel J. Krzeminski	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Claes G. Bjork Claes G. Bjork	Director

/s/ James W. Bradford James W. Bradford	Director

/s/ Gary M. Cusumano Gary M. Cusumano	Director

/s/ William G. Dorey William G. Dorey	Director

/s/ David H. Kelsey David H. Kelsey	Director

Signature	Title

/s/ Rebecca A. McDonald Rebecca A. McDonald	Director

/s/ J. Fernando Niebla J. Fernando Niebla	Director

/s/ David H. Watts David H. Watts	Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Jones Day.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature pages).